EXHIBIT 4.2

CardioDynamics International Corporation

6175 Nancy Ridge Drive, Suite 300

San Diego, CA 92121

March 31, 2003

The Allen E. Paulson Living Trust c/o Paulson Enterprises

P.O. Box 9660

Rancho Santa Fe, California 92067

Attention: J. Michael Paulson

Ladies and Gentlemen:

Reference is made to the determination by the Board of Directors of CardioDynamics International Corporation (the “Company”) to register for resale by the Trust of up to two million (2,000,000) shares of the Company’s Common Stock owned by the Trust (the “Shares”) from time to time in privately-negotiated transactions.

In consideration of the agreements and covenants contained in this letter agreement (the “Agreement”), the Company hereby agrees to file with the Securities and Exchange Commission (“SEC”), within thirty (30) days of the date hereof, a registration statement (the “Registration Statement”) with respect to public or private resale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Company further agrees to use its best efforts to cause such Registration Statement to be declared effective within 90 days following the date of filing the Registration Statement and to keep such Registration Statement effective for a period of two (2) years or until such Shares have been sold by the Trust or are otherwise eligible for resale absent registration under the Securities Act. The Trust has paid to the Company, and the Company acknowledges receipt thereof, of $30,000 in partial reimbursement of the Company’s direct and indirect expenses incurred in connection with registration of the Shares.

Further, in the event that the Trust sells any of the Shares, then as compensation or reimbursement for (i) our introduction of potential purchasers to the Trust, (ii) the fees and expenses we incurred in connection with such introduction, and (iii) the otherwise unreimbursed fees and expenses related to the registration of the Shares as well as the devotion of management time to and opportunity cost associated with preparation and review of the documents associated with the registration of the Shares, the Trust hereby agrees to pay to the Company, in cash at the time of the settlement date of any sale of Shares effected pursuant to the Registration Statement, a fee equal to $20,000 and to pay an additional fee in the amount of $0.02 per share on the settlement date of any sale of Shares effected under the Registration Statement to purchasers introduced by the Company, it being the intention of the parties that the $20,000 fee and the fee in the amount of $0.02 per share shall be due and payable only in the event the Trust elects to sell and does so sell Shares to purchasers introduced by the Company pursuant to the Registration Statement.

In connection with registration of the Shares pursuant to this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(b)    Furnish to the Trust such number of copies of a prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Trust may reasonably request in order to facilitate the disposition of the Shares owned by it that are included in such Registration Statement.

(c)    Use its best efforts to register and qualify the Shares covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Trust, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(d)    Notify the Trust at any time when a prospectus relating to the Registration Statement filed under this Agreement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

In the event any Shares are included in a Registration Statement under this Agreement are sold by the Trust pursuant to such Registration Statement:

(a)    To the extent permitted by law; the Company will indemnify and hold harmless The Trust, each Trustee of the Trust, each person, if any, who controls the Trust within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or Liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, solely insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)    any untrue statement alleged untrue statement of a material fact about the Company contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)    the omission or alleged omission to state therein a material fact about the Company required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)    any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law (other than as described in (i) or (ii) above, which are specifically excluded from this subparagraph (iii) in connection with the offering covered by such Registration Statement;

and the Company will reimburse the Trust, and each such Trustee of the Trust or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any loss, claim, damage, liability or action described in subparagraphs (i), (ii) or (iii) above; provided, however, that the indemnity agreement contained in this paragraph shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs based upon information concerning the indemnified person or entity contained in the “Selling Shareholder” or “Plan of Distribution” portions of a prospectus contained within a Registration Statement to the extent such information has been furnished in writing to counsel to the Trust prior to the time of filing the Registration Statement.

(b)    To the extent permitted by law, the Trust will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs based upon information concerning the Trust contained in the “Selling Shareholder” or “Plan of Distribution” portions of a prospectus contained within a Registration Statement to the extent such information has been furnished in writing to counsel to the Trust prior to the time of filing the Registration Statement; and the Trust will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this paragraph shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Trust, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a the Trust under this paragraph in respect of any Violation shall not exceed the net proceeds received by the Trust in the registered offering out of which such Violation arises.

(c)    Promptly after receipt by an indemnified party under this paragraph of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this paragraph to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this paragraph.

(d)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) the Trust, any Trustee of the Trust or controlling person of the Trust exercising rights under this Agreement, makes a claim for indemnification pursuant to this paragraph but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this paragraph provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Trust or any such controlling person in circumstances for which indemnification is provided under this paragraph; then, and in each such case, the Company and the Trust will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Trust is responsible for the portion represented by the sale price of its Shares offered by and sold under the Registration Statement and the Company is responsible for the remaining portion; provided, however, that, in any such case: (A) the Trust will not be required to contribute any amount in excess of the sale price of all such Shares offered and sold by the Trust pursuant to such Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)    The obligations of the Company and the Trust with regard to indemnity and contribution under paragraphs (a) through (d) above shall survive until the fifth anniversary of the completion of any offering of Shares in a Registration Statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

In consideration of the covenants of the Company hereunder, the Trust shall limit its public sale of shares of the Company’s Common Stock, including the Shares, for the period from and after effectiveness of the Registration Statement solely to sales pursuant to the Registration Statement to the date six months after such effectiveness. For purposes of the foregoing limitation, a sale shall be deemed to have occurred at the point in time when the Trust accepts a commitment to purchase shares of the Company’s Common Stock at a fixed or determinable price, regardless of the settlement date for such sale.

Please execute and return this Agreement (which may be executed in counterparts) to the undersigned to concur that (i) this sets forth the Trust’s complete and entire understanding with regard to the subjects described within, and (ii) that this Agreement may not be amended or modified except in a writing executed on behalf of both the Company and the Trust. By execution hereof, we both further agree that this Agreement is to be governed by and construed in accordance with the laws of the State of California, as applied to contracts among California residents, made and to be performed entirely within the State of California.

CARDIODYNAMICS INTERNATIONAL CORPORATION a California corporation

By:	/s/ STEPHEN P. LOOMIS
Name: Stephen P. Loomis Title: Chief Financial Officer

Accepted and agreed as of March 31, 2003:

The Allen E. Paulson Living Trust

By:	/s/ J. MICHAEL PAULSON
Name: J. Michael Paulson, Co-Trustee